                                                                   Exhibit 99.1

Friday, July 18, 2003

PRESS RELEASE

Source:  Farmers National Banc Corp.
         Frank L. Paden, President
         20 South Broad St. P.O. Box 555
         Canfield, OH 44406
         330-533-3341
         330-533-0451 (FAX)
         Email: exec@fnbcanfield.com

      FARMERS NATIONAL BANC CORP. REPORTS EARNINGS FOR SECOND QUARTER 2003

     CANFIELD, Ohio (July 18, 2003) - Farmers National Banc Corp, (OTC BB:
FMNB), the parent holding company of Farmers National Bank, today reported its net earnings for the second quarter of 2003.

     For the three months ended June 30, 2003, Farmers National Banc Corp. achieved net income of $2.423 million. This represented an increase of 34% over the same three-month period a year ago. Earnings per diluted share were $0.19 for the quarter ended June 30, 2003, up 27% over the $0.15 per diluted share in the same quarter in 2002.

     For the six months ended June 30, 2003, Farmers National Banc Corp. recorded net income of $4.629 million, or $.37 per diluted share, an increase of 36% over the $3.415 million, or $.28 per diluted share reported for the first six months of 2002.

     Net interest income increased 18% during the six months ended June 30, 2003, as compared to the same six-month period in 2002, while non-interest expenses increased only 4% during these same periods.

     These results equate to a 1.21% Return on Average Assets and a 11.33% Return on Average Equity, as compared to a 1.07% and 9.87% for the same period in 2002. The company's efficiency ratio improved from 62.70% in June 2002, to 56.31% for the six-month period ending June 30, 2003.

     The company's total assets ended the second quarter of 2003 at $798.499 million, an increase of 14% over the $698.252 million recorded at June 30, 2002, and 2% over the $783.981 million in assets on the books at March 31, 2003.

     Total loans at June 30, 2003 were $462.342 million, an increase of 3% over the $449.248 million in total loans reported on June 30, 2002. During those same periods, the company has increased its Investment Securities portfolio by 51% from $191.130 million on June 30, 2002 up to $288.213 million on June 30, 2003.

     Farmers National Bank operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

     This earnings announcement presents a brief analysis of the assets and liability structure of the Corporation and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc Corp.'s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.

     Among the important factors that could cause actual results to differ materially are interest rates, changes in the mix of the company's business, competitive pressures, general economic conditions and the risk factors detailed in the company's other periodic reports and registration statements filed with the Securities and Exchange Commission.

                              FINANCIAL HIGHLIGHTS
                   FARMERS NATIONAL BANC CORP. AND SUBSIDIARY

                                                        (Amounts in thousands,
                                                        except per share data)
                                                      JUNE 30,          JUNE 30
FOR THE SIX MONTHS ENDED                                 2003              2002
---------------------------------------------------------------------------------
Net Income                                              $4,629            $3,415
Per share                                                 0.37              0.28
Cash dividends paid                                      3,721             3,379
Per share                                                 0.30              0.28
---------------------------------------------------------------------------------

AT THE END OF SIX MONTHS
---------------------------------------------------------------------------------
Total Assets                                          $798,499          $698,252
Loans                                                  462,342           449,248
Total Deposits                                         604,720           535,725
Investment Securities                                  288,213           191,130
Stockholders' Equity                                    82,975            76,849
Book Value Per Share                                      6.66              6.33
Shares Outstanding                                      12,466            12,131
---------------------------------------------------------------------------------

RATIOS
---------------------------------------------------------------------------------
Return on Average Assets                                 1.21%             1.07%
Return on Average Equity                                 11.33              9.87
Efficiency Ratio                                         56.31             62.70
Equity to Asset Ratio                                    10.39             11.01
Dividends to Net Income                                  80.38             98.95
Loans to Assets                                          57.90             64.34
Net Loans to Deposits                                    75.31             82.63
Allowance for Loan Losses to Total Loans                  1.49              1.47
Non-performing Loans to Total Loans                       0.29              0.34
---------------------------------------------------------------------------------